EXHIBIT 99.1
SAFEGUARD SECURES
SILICON VALLEY BANK CREDIT AGREEMENT
Wayne, PA, February 10, 2009 — Safeguard Scientifics, Inc. (NYSE — SFE), a holding company that builds value in growth-stage technology and life sciences companies, announced today that, effective February 6, 2009, it has entered into a $50 million , two-year credit facility with Silicon Valley Bank, a unit of Santa Clara, California-based SVB Financial Group (NASDAQ — SIVB) with assets of $7.5 billion.
The new borrowing arrangement replaces a one year $30 million credit facility with Comerica Bank scheduled to expire June 29, 2009.
“Though we have no anticipated or pending additional short term borrowing needs at this time, we are excited about this new relationship with Silicon Valley Bank. Working together we have been able to establish a borrowing facility which permits a certain amount of borrowing flexibility and capacity based on the value of both cash on hand and other asset values related to our equity ownership in our partner companies,” said Stephen Zarrilli, Safeguard Senior Vice President and Chief Financial Officer. “We also believe that Silicon Valley Bank can be a valuable partner from a lending perspective to a number of our partner companies as their borrowing needs arise.”
About Safeguard Scientifics
Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE — SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS) / Internet-based Businesses, Technology-Enabled Services and Vertical Software Solutions, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices and Specialty Pharmaceuticals with capital requirements between $5 million and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com
Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.
###